Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal controls over financial reporting included in the Annual Report of Intrado Inc. on Form 10-K for the year ended December 31, 2005.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Intrado Inc. on Form S-3 (File Nos. 333-114141, 333-99057, and 333-62762) and on Form S-8 (File No. 333-123685, effective March 30, 2005, File No. 333-116030, effective May 28, 2004, File No. 333-105522, effective May 23, 2003, File No. 333-99061, effective August 30, 2002 and File No. 333-63995, effective September 22, 1998).

/s/ Grant Thornton LLP

Denver, Colorado

March 3, 2006